Exhibit 99.1

BROOKLYN IMMUNOTHERAPEUTICS, LLC
FINANCIAL STATEMENTS
Years ended December 31, 2020 and 2019

BROOKLYN IMMUNOTHERAPEUTICS, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and Board of Managers of
Brooklyn ImmunoTherapeutics, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Brooklyn ImmunoTherapeutics, LLC (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in members’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”).  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Notes 3 and 7 to the financial statements, the Company has changed its method of accounting for leases in 2020 due to the adoption of the guidance in ASC Topic 842, Leases (“Topic 842”).

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Fair Value of Contingent Consideration

Description of the Matter

As discussed in Note 5 to the financial statements, contingent consideration is recorded at fair value at the transaction date and subsequently revalued each reporting period, with changes in the fair value recognized within the statement of operations.  As of and for the year ended December 31, 2020, management recorded a total contingent consideration liability of $20.1 million and change in fair value of $19.2 million.  Management utilized a third-party valuation specialist to assist in estimating the contingent consideration fair value using the income approach, and the discounted cash flows were used to estimate the expected royalty payments to third parties.

Auditing management’s estimated fair value of contingent consideration is highly subjective and judgmental as the assumptions used in the fair value measurement, including the discount rate, the amount and timing of cash flows, and the forecast of future product sales, are all based on significant inputs not observable in the market.  This in turn led to a high degree of auditor judgment, subjectivity and effort in performing procedures related to the fair value of contingent consideration and the audit effort involved the use of professionals with specialized skill and knowledge to assist in evaluating the audit evidence obtained.

How we Addressed the Matter in Our Audit

With the assistance of our valuation specialists, our audit procedures included, amongst others:

•
We obtained an understanding of management’s process in regards to the methodology used and the factors considered around the inputs, sources of data used and assumptions and estimates made in determining the fair value of contingent consideration, including those over management’s review of its third-party specialist valuation report.

•	We tested the completeness and accuracy of the data used in the discounted cash flow model.
•	We evaluated the appropriateness of the discounted cash flow model.
•	We performed a sensitivity analysis on the discount rate used in the discounted cash flow model to determine the impact rate changes could have on the fair value.

/s/ Marcum llp

Marcum llp

We are uncertain as to the year we began serving consecutively as the auditor of the Company’s financial statements; however, we are aware that we have been the Company’s auditor consecutively since at least 2013.

New York, NY
April 30, 2021

BROOKLYN IMMUNOTHERAPEUTICS, LLC
BALANCE SHEETS

	December 31,
	2020	2019
Assets
Current Assets:
Cash	$1,630,455	$5,014,819
Prepaid expenses and other current assets	102,322	86,668
Total Current Assets	1,732,777	5,101,487

Long-Term Assets:
Restricted cash	-	86,000
Property and equipment, net	594,106	653,763
Right of use assets - operating leases	2,092,878	-
Goodwill	2,043,747	2,043,747
In process research and development	6,860,000	6,860,000
Security deposits and other assets	453,252	363,621
Total Assets	$13,776,760	$15,108,618

Liabilities and Members’ Equity
Current Liabilities:
Accounts payable	$1,275,223	$1,735,610
Accrued expenses	1,051,020	1,520,841
Investor deposits	-	665,563
Loans payable	410,000	410,000
Current portion of lease liability	273,217	4,026
Current portion of PPP loan	115,972	-
Total Current Liabilities	3,125,432	4,336,040

Long-Term Liabilities:
Contingent consideration	20,110,000	870,000
Lease liability, non-current	1,905,395	99,030
PPP loan, non-current	193,933	-
Other liabilities	22,863	60,445
Total Liabilities	25,357,623	5,365,515

Commitments and contingencies

Members’ Equity:
Class A membership units	23,202,005	18,177,692
Class B membership units	1,400,000	1,400,000
Class C membership units	1,000,000	1,000,000
Common units	197,873	106,937
Accumulated deficit	(37,380,741)	(10,941,526)
Total Members’ Equity	(11,580,863)	9,743,103
Total Liabilities and Members’ Equity	$13,776,760	$15,108,618

The accompanying notes are an integral part of these financial statements.

BROOKLYN IMMUNOTHERAPEUTICS, LLC
STATEMENTS OF OPERATIONS

	Year ended December 31,
	2020	2019

Operating Expenses
General and administrative	$3,296,851	$3,721,490
Research and development	3,951,253	5,156,266
Change in fair value of contingent consideration	19,240,000	-
Total operating expenses	26,488,104	8,877,756
Loss from operations	(26,488,104)	(8,877,756)
Other Expenses
Interest expense, net	(42,957)	(59,298)
Total other expenses	(42,957)	(59,298)
Net loss	$(26,531,061)	$(8,937,054)

The accompanying notes are an integral part of these financial statements.

BROOKLYN IMMUNOTHERAPEUTICS, LLC
STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

	Membership Equity				Accumulated Deficit	Total Members’ Equity
	Class A	Class B	Class C	Common
Balance - January 1, 2019	$9,958,930	$1,400,000	$1,000,000	$15,248	$(2,004,472)	$10,369,706
Stock based compensation:
Amortization of restricted common units	-	-	-	91,689	-	91,689
Sale of members’ equity	8,218,762	-	-	-	-	8,218,762
Net loss	-	-	-	-	(8,937,054)	(8,937,054)
Balance - December 31, 2019	18,177,692	1,400,000	1,000,000	106,937	(10,941,526)	9,743,103
Implementation of new accounting principle	-	-	-	-	91,846	91,846
Stock based compensation:
Amortization of restricted common units	-	-	-	90,936	-	90,936
Sale of members’ equity	5,024,313	-	-	-	-	5,024,313
Net loss	-	-	-	-	(26,531,061)	(26,531,061)
Balance - December 31, 2020	$23,202,005	$1,400,000	$1,000,000	$197,873	$(37,380,741)	$(11,580,863)

The accompanying notes are an integral part of these financial statements.

BROOKLYN IMMUNOTHERAPEUTICS, LLC
STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(26,531,061)	$(8,937,054)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of contingent consideration	19,240,000	-
Depreciation and amortization	98,332	20,407
Equity compensation	90,936	91,689
Loss on operating sublease	-	103,350
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(15,654)	(66,670)
Security deposits and other assets	(89,631)	76,155
Accounts payable and accrued expenses	(930,207)	(1,087,874)
Operating lease liability	11,580	(294)
Other liabilities	25,361	-
Total adjustments	18,430,717	(863,237)
Net Cash Used in Operating Activities	(8,100,344)	(9,800,291)

Cash Flows from Investing Activities:
Purchase of property and equipment	(38,675)	(606,071)
Net Cash Used in Investing Activities	(38,675)	(606,071)

Cash Flows from Financing Activities
Proceeds from PPP loan	309,905	-
Proceeds from investor deposits	-	437,500
Proceeds from the collection of subscriptions receivable	-	850,000
Proceeds from sale of members’ equity	4,358,750	7,808,250
Net Cash Provided by Financing Activities	4,668,655	9,095,750

Net (Decrease) Increase in Cash	(3,470,364)	(1,310,612)
Cash and Restricted Cash - Beginning of Period	5,100,819	6,411,431
Cash and Restricted Cash - End of Period	$1,630,455	$5,100,819

Cash and Restricted Cash consisted of the following:
Cash	1,630,455	5,014,819
Restricted Cash	-	86,000
	$1,630,455	$5,100,819

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

Non-cash investing and financing activities:
Investor deposits for sale of members’ equity	$665,563	$410,512
Right of use assets obtained in exchange for new operating lease liabilities	$2,092,878	$-

The accompanying notes are an integral part of these financial statements.

BROOKLYN IMMUNOTHERAPEUTICS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1	ORGANIZATION AND DESCRIPTION OF BUSINESS OPERATIONS

Brooklyn ImmunoTherapeutics LLC (“Brooklyn” or the “Company”) is a limited liability company formed under the laws of the State of Delaware on September 27, 2018, in order to complete the acquisition of substantially all of the assets of IRX Therapeutic Inc. (“IRX”). Brooklyn operates as a clinical stage biopharmaceutical company focused on developing a cytokine-based therapy to treat patients with cancer.

NTN Buzztime, Inc. Transaction

On August 12, 2020, the Company and NTN Buzztime, Inc. (“NTN”) and BIT Merger Sub, Inc. (the “Merger Sub”), a wholly owned subsidiary of NTN, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). Pursuant to the Merger Agreement, among other matters, the Merger Sub merged with and into Brooklyn, with Brooklyn continuing as a wholly owned subsidiary of NTN and the surviving company of the merger. The merger was closed on March 25, 2021. After the merger, NTN changed its name to Brooklyn ImmunoTherapeutics, Inc. The merger was accounted for as a reverse acquisition with Brooklyn being deemed the acquiring company for accounting purposes.

On March 26, 2021, the Company sold its rights, title and interest in and to the assets relating to the business it operated prior to the Merger, which was operated under the name NTN Buzztime, Inc. to eGames.com Holdings LLC (“eGames.com”) in accordance with the terms of an asset purchase agreement dated September 18, 2020, as amended, between NTN and eGames.com (the “Asset Purchase Agreement”) (See Note 4).

NOTE 2	LIQUIDITY AND CAPITAL RESOURCES

The accompanying financial statements have been prepared assuming that it will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The financial statements do not reflect any adjustments relating to the recoverability and reclassification of assets and liabilities that might be necessary if the Company is unable to continue as a going concern. The Company has incurred significant operating losses and has an accumulated deficit as a result of ongoing efforts to develop product candidates, including conducting clinical trials and providing general and administrative support for these operations. As of December 31, 2020, the Company had a cash balance of $1,630,455 and an accumulated deficit of $37,380,741 (inclusive of a non-cash loss of $19,240,000 relating to change in fair value of contingent consideration). During the year ended December 31, 2020, the Company incurred a net loss of $26,531,061 (inclusive of a non-cash loss of $19,240,000 relating to change in fair value of contingent consideration) and used cash in operations of $8,100,344. Net cash used in operating activities during the year ended December 31, 2019 was $9,800,291.

During 2020, the Company received $4,358,750 cash proceeds from the sale of members’ equity and $309,905 in proceeds from a PPP loan payable (defined in Note 3).

The Company believes the combination of its existing cash resources, $10,500,000 contractual commitments from certain beneficial holders of Brooklyn’s Class A membership interests (see Note 4) and sale of the Company’s common stock under the Purchase Agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”) (see Note 17) are sufficient to fund its current operating plan for at least the next 12 months from April 30, 2021.

BROOKLYN IMMUNOTHERAPEUTICS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 3	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect (a) the reported amounts of assets and liabilities; (b) disclosure of contingent assets and liabilities at the date of the financial statements; (c) the reported amounts of revenues and expenses during the reporting period and (d) the reported amount of the fair value of assets acquired in connection with the business combination. Actual results could differ from those estimates. The Company’s significant estimates and assumptions include the recoverability and useful lives of long-lived assets and the valuation of stock-based compensation.

Paycheck Protection Program Loan

 On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), as amended on June 5, 2020 by the Paycheck Protection Program (“PPP”). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carry back periods, and alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. On May 4, 2020, the Company was granted a loan (the “Loan”) from Silicon Valley Bank in the aggregate amount of $309,905, pursuant to the PPP under Division A, Title I of the CARES Act. The Company is continuing to evaluate and examine the impact the CARES Act may have on the business, results of operations, financial condition, or liquidity.

The Loan, which was in the form of a note dated May 4, 2020 issued by the Company, matures on May 4, 2022, and bears interest at a rate of 1% per annum.

In order to qualify for loan forgiveness, funds from the Loan may only be used for payroll costs, rent and utilities. Under the terms of the PPP, certain amounts of the Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act. The Company intends to comply with the loan forgiveness provisions in the legislation; however, there can be no assurance that the Company will obtain full forgiveness of the loans based on the legislation.

Cash and Cash Equivalents

The Company classifies highly liquid investments with a remaining contractual maturity at date of purchase of three months or less as cash equivalents. The Company had no cash equivalents as of December 31, 2020 and 2019.

BROOKLYN IMMUNOTHERAPEUTICS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 3	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Restricted cash

The Company had an agreement to maintain cash balances at a financial institution as collateral for a letter of credit related to the Company’s lease agreement for its office space in New York, NY, which automatically renewed on an annual basis. In early 2020, the company replaced the letter of credit with a security deposit. Accordingly, the restricted cash was no longer required. The total amount committed under the letter of credit was $86,000 as of December 31, 2019.

Property and Equipment

Property and equipment are recorded at cost and are depreciated over their estimated useful lives using the straight-line method. Laboratory and manufacturing equipment are depreciated over an estimated useful life of 7 years. Leasehold improvements are depreciated over the shorter of their estimated useful life, or the lease term. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation of these assets are removed from the accounts and the resulting gain or losses are reflected in the results of operations. Expenditures for maintenance and repairs are charged to operations. Renewals and betterments are capitalized.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. Goodwill is not amortized but is tested for impairment annually, or if events occur or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Since management evaluates the Company as a single reporting unit, goodwill is tested for impairment at the entity level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the entity is less than its carrying value. If the entity does not pass the qualitative assessment, then the entity’s carrying value is compared to its fair value. Goodwill is considered impaired if the carrying value of the entity exceeds its fair value.

In Process Research and Development

In-process research and development (“IPR&D”) assets represent the fair value assigned to technologies that were acquired on November 5, 2018 in connection with the Asset Purchase Agreement, which have not reached technological feasibility and have no alternative future use. IPR&D assets are considered to be indefinite lived until the completion or abandonment of the associated research and development projects. During the period that the IPR&D assets are considered indefinite-lived, they are tested for impairment on an annual basis, or more frequently if the Company becomes aware of any events occurring or changes in circumstances that indicate that the fair value of the IPR&D assets are less than their carrying amounts. If and when development is complete, which generally occurs upon regulatory approval, and the Company is able to commercialize products associated with the IPR&D assets, these assets are then deemed definite-lived and are amortized based on their estimated useful lives beginning at that point in time. If development is terminated or abandoned, the Company may have a full or partial impairment charge related to the IPR&D assets, calculated as the excess of carrying value of the IPR&D assets over fair value.

BROOKLYN IMMUNOTHERAPEUTICS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 3	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of Long-Lived Assets

The Company reviews long-lived assets and certain identifiable assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. An impairment exists when the carrying value of the long-lived asset is not recoverable and exceeds its fair value.

Research and Development

Research and development expenditures are charged to operations as incurred.

Income Taxes

The Company records deferred tax liabilities and assets based on the differences between the financial statements carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse and established a valuation allowance when it was more likely than not that some portion or all of the deferred tax assets would not be realized. Income tax expense consists of the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Tax benefits from uncertain tax positions are recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company has no material uncertain tax positions for any of the reporting periods presented.

Concentration of Credit Risk

The Company maintains its cash balances in financial institutions located in the United States. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At times, the Company’s cash balances may be uninsured for deposit accounts that exceed the FDIC insurance limit.

A single vendor accounted for 23% of the Company’s purchases during the year ended December 31, 2020. A different vendor accounted for 14% of the Company’s purchases during the year ended December 31, 2019. In the Company’s business, vendor concentrations could be indicative of vulnerabilities in the Company’s supply chain, which could ultimately impact the Company’s ability to continue its research and development activities.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. A fair value hierarchy has been established for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

•	Level 1 Inputs – Valued based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

BROOKLYN IMMUNOTHERAPEUTICS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 3	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments (Continued)

•
Level 2 Inputs – Valued based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

•	Level 3 Inputs – Valued based on inputs for which there is little or no market value, which require the reporting entity to develop its own assumptions.

The carrying amounts reported on the balance sheet for prepaid assets and other current assets, accounts payable and accrued expenses, other current liabilities and other liabilities approximate fair value based due to their short maturities. The carrying value of loans payable approximates its fair market value because the effective yield on this debt, which includes contractual interest rates as well as other finance charges, is comparable to rates of returns for instruments of similar credit risk.

Leases

For the fiscal year 2020 the Company recorded monthly rental expense on a straight-line basis based on the total amount of the payments due over the lease term in accordance with GAAP. The difference between rental expense recorded and the amount paid is credited or charged to deferred rent, which is included in accrued expenses in the accompanying balance sheet.

The Company adopted ASC 842, Leases on December 31, 2020. As such, the Company implemented new accounting policies and recognized assets and liabilities for leases with lease terms greater than twelve months in the statement of financial position. Refer to Note 7 - Leases for a description of the accounting policies.

Commitment and Contingencies

The Company follows ASC No.450-20, Loss Contingencies, to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Equity Based Compensation

Compensation expense for equity-based awards granted to employees is based on the estimated grant-date fair value of the award and is recognized ratably over the vesting period.

Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through April 30, 2021, the date on which the financial statements were available to be issued, require potential adjustment to or disclosure in the Company’s financial statements.

BROOKLYN IMMUNOTHERAPEUTICS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 3	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards

Early adoption is permitted. The Company is in the process of evaluating the impact of this new guidance on its financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 resulted in certain modifications to fair value measurement disclosures, primarily related to level 3 fair value measurements. This standard was effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, and early adoption was permitted. The adoption of this ASU did not have a material impact on the financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases, which will require most leases (with the exception of leases with terms of less than one year) to be recognized on the balance sheet as a right-of-use asset and a lease liability. Leases will be classified as operating or financing. Operating leases are expensed using the straight-line method whereas financing leases will be treated similarly to a capital lease under the current standard. The new standard ASU 2016-02 is effective for fiscal years and interim periods, within those fiscal years, beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020, but early adoption is permitted. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements which allows entities to initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. ASU 2016-02 also requires expanded financial statement disclosures on leasing activities. These changes will become effective for the Company for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021.  This ASU was adopted by the Company as of December 31, 2020 resulting in the Company recording ROU assets (as defined in Note 7 - Leases) and lease liabilities on the balance sheet. For the impact on the Company’s financial statements, refer to Note 7 - Leases.

The Company has reviewed other recent accounting standards and concluded they are either not applicable to the business or no material effect is expected on the financial statements as a result of future adoption.

NOTE 4	NTN BUZZTIME, INC TRANSACTION

Merger Agreement with NTN Buzztime, Inc.

On August 12, 2020, the Company, NTN and the Merger Sub, entered into the Merger Agreement. The merger closed on March 25, 2021. After the merger, NTN Buzztime, Inc. changed its name to Brooklyn ImmunoTherapeutics, Inc. The merger was accounted for as a reverse acquisition with Brooklyn being deemed the acquiring company for accounting purposes. Brooklyn, as the accounting acquirer, recorded the assets acquired and liabilities assumed of NTN in the merger at their fair values as of the acquisition date. The combined company will trade on the NYSE American under the ticker symbol “BTX”.

Brooklyn was determined to be the accounting acquirer based upon the terms of the Merger and other factors including (i) Brooklyn members and Maxim Group LLC, Brooklyn’s financial adviser (the “Financial Adviser”) received 96.37% of NTN’s outstanding common stock on a fully diluted basis immediately following the effective

BROOKLYN IMMUNOTHERAPEUTICS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 4	NTN BUZZTIME, INC TRANSACTION (Continued)

Merger Agreement with NTN Buzztime, Inc. (Continued)

time of the merger, (ii) Brooklyn will hold all of the board seats of the combined company and (iii) Brooklyn’s management will hold all key positions in the management of the combined company.

At the closing of the merger, all of the outstanding membership interests of Brooklyn converted into the right to receive shares of NTN’s common stock equal to the exchange ratio of 1-for-2. Brooklyn exchanged all of their equity interests in Brooklyn for an aggregate of 39,999,760 shares of common stock, of which 1,067,879 shares were issued as compensation to the Financial Adviser for its services to Brooklyn in connection with the merger.

Disposition

On March 26, 2021, the Company sold its rights, title and interest in and to the assets relating to the business operated by NTN prior to the Merger to eGames.com in exchange for a payment of a purchase price of $2,000,000 and assumption of specified liabilities relating to the NTN business. The sale was completed in accordance with the terms of the Asset Purchase Agreement.

Rights Offering

The Company is obligated under the Merger Agreement to have $10,000,000 in cash and cash equivalents on its balance sheet at the effective time of the merger (the “Required Funds”). To ensure that the Company has the Required Funds, certain beneficial holders of Brooklyn’s Class A membership interests have entered into contractual commitments to invest $10,000,000 into Brooklyn immediately prior to the closing of the merger with NTN. During March 2021 the Company offered to its Class A unit holders an additional 5% rights offering, a total amount of $500,000 was raised by this right offering. Funding to the rights offering was received between February 17 and April 5, 2021.

NOTE 5	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. A fair value hierarchy has been established for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

•	Level 1 Inputs – Valued based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•
Level 2 Inputs – Valued based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

•	Level 3 Inputs – Valued based on inputs for which there is little or no market value, which require the reporting entity to develop its own assumptions.

BROOKLYN IMMUNOTHERAPEUTICS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 5	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The following tables summarize the liabilities that are measured at fair value as of December 31, 2020 and December 31, 2019:

	December 31, 2020
Description	Level 1	Level 2	Level 3
Liabilities:
Contigent consideration	-	-	20,110,000
Total	$-	$-	$20,110,000

	December 31, 2019
Description	Level 1	Level 2	Level 3
Liabilities:
Contigent consideration	-	-	870,000
Total	$-	$-	$870,000

Contingent consideration has initially been valued at the transaction price and subsequently valued, at the end of each reporting period, utilizing third-party valuation services or other market observable data. The third-party valuation services utilize industry standard valuation models, including discounted cash flow analysis to determine value. After completing its validation procedures, the Company adjusted the fair value carrying amount as of December 31, 2020. The contingent consideration is resultant to the Asset Purchase Agreement with IRX entered by Brooklyn for the acquisition of substantially all of the net assets of IRX, according to which, Brooklyn is obligated to pay royalties to certain noteholders and shareholders of IRX based on future revenues from any future IRX-2 product sales. The fair value of the contingent consideration has been estimated using the discounted cash flow method of the income approach.

The following table reflects the activity for the Company’s contingent consideration liabilities measured at fair value using Level 3 inputs for the year ended December 31, 2020:

Other Liabilities: Contingent Consideration
Balance at December 31, 2019	$870,000
Fair value adjustments included in operating expenses	19,240,000
Balance at December 31, 2020	$20,110,000

BROOKLYN IMMUNOTHERAPEUTICS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 5	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Contingent consideration is measured at fair value and is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The valuation of contingent consideration uses assumptions the Company believes would be made by a market participant. The Company assesses these estimates on an on-going basis as additional data impacting the assumptions is obtained. Future changes in the fair value of contingent consideration related to updated assumptions and estimates are recognized within the statements of operations.

Contingent consideration may change significantly as development progresses and additional data are obtained, impacting the Company’s assumptions regarding probabilities of successful achievement of related milestone used to estimate the fair value of the liability and the timing in which they are expected to be achieved. In evaluating the fair value information, considerable judgment is required to interpret the market data used to develop the estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques could result in materially different fair value estimates.

Changes in the fair value measurement each period reflect the passage of time as well as the impact of adjustments, if any, to the likelihood of achieving the specified targets. Contingent consideration is recorded in the balance sheets in long- term liabilities. During the year ended December 31, 2020, the Company recorded a $19,240,000 loss on fair value remeasurement of contingent consideration, primarily due to changes in discount rates, passage of time and updated assumptions.

For purposes of this calculation, a royalty equal to 13% of revenue (consisting of the royalty due to University of South Florida and the royalty due to the collaborator) is assumed until 2029 and a royalty of 7% of revenues is assumed from 2030 to 2038. The post patent decline is 50% in the first year and 10% thereafter. Income taxes were projected to be 26% of net Company royalty savings. The cash flows were discounted by the liability specific weighted average cost of capital of 24% using the mid-point convention.

NOTE 6	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	December 31,
	2020	2019
Laboratory and manufacturing equipment	$299,839	$261,164
Leasehold improvements	414,504	414,504
	714,343	675,668
Less: accumulated depreciation and amortization	(120,237)	(21,905)
Property and equipment, net	$594,106	$653,763

Depreciation expense charged to operations during the year ended December 31, 2020 was $98,332. Depreciation expense charged to operations was $20,407 during the year ended December 31, 2019.

No depreciation expense is recorded on fixed assets in process until such time as the assets are completed and are placed into service. These fixed assets in process were placed into service on February 14, 2020.

BROOKLYN IMMUNOTHERAPEUTICS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 7	LEASES

The Company adopted ASC 842, Leases on December 31, 2020 using the modified transition method without retrospective application to comparative periods. The Company elected the package of three practical expedients allowed for under the transition guidance. Accordingly, the Company did not reassess: (1) whether any expired or existing contracts are/or contain leases; (2) the lease classification for any expired or existing leases; or (3) initial direct costs for any existing leases. The Company has also elected not to recognize right of use assets (“ROU assets”) and lease liabilities for short-term leases that have a term of 12 months or less.

The Company’s material operating leases consist of corporate office, as well as laboratory space. The office space is situated at 654 Madison Ave in New York, NY and expires on November 30, 2026. The laboratory space situated in Brooklyn, New York.  Effective on July 1, 2019, the laboratory lease was amended to increase the space rented under the laboratory lease, rent increases 3% on January 1 of each lease year. The laboratory lease expires on December 31, 2025. Our leases have remaining terms of 5 - 6 years. Brooklyn determines if an arrangement meets the criteria of a lease at inception, at which time it also performs an analysis to determine whether the lease qualifies as operating or financing. The Company does not currently have any finance leases.

Upon adoption, the Company recorded approximately $2,092,878 of ROU assets and $2,178,612 of lease liabilities related to operating leases in the balance sheet. At transition, the ROU assets were measured at the initial amount of the lease liability adjusted for any deferred rent and cease-use liabilities. The Company also recognized a $91,846 cumulative-effect adjustment to retained earnings related to the deferred loss on sublease. This loss was previously amortized to rent expense in the statements of operations. Since the Company has a full valuation allowance against its deferred tax assets, the impact is a reduction to our deferred tax assets and related valuation allowance, which resulted in no tax impact to the net change to equity.

Operating lease liabilities represent the present value of lease payments not yet paid. ROU assets represent Brooklyn’s right to use an underlying asset and are based upon the operating lease liabilities adjusted for prepaid or accrued lease payments, initial direct costs, lease incentives and impairment of operating lease assets. As the rate implicit in the lease is not readily determinable, the Company used its incremental borrowing rates based on the information available at the lease commencement date in determining the present value of lease payments. To determine the present value of lease payments not yet paid, the Company estimates secured borrowing rates corresponding to the maturities of the leases.

The Company has elected the practical expedient to not separate non-lease components from the lease components to which they relate and instead account for each as a single lease component, for all underlying asset classes. Some leasing arrangements require variable payments that are dependent on usage or may vary for other reasons, such as payments for insurance, tax payments and other miscellaneous costs. The variable portion of lease payments is not included in the ROU assets or lease liabilities. Rather, variable payments, other than those dependent upon an index or rate, are expensed when the obligation for those payments is incurred and are included in lease expenses. Accordingly, all expenses associated with a lease contract are accounted for as lease expenses.

Operating leases are included in right of use assets - operating leases and operating lease liabilities, current and long-term, in the balance sheet. Lease expense for operating leases is recognized on a straight-line basis over the lease term and is included in selling, administrative and other operating costs in the statements of operations.

BROOKLYN IMMUNOTHERAPEUTICS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 7	LEASES (Continued)

In accordance with provisions of ASC 842 Leases (“ASC 842”), we treated the sublease as a separate lease as we were not relieved of the primary obligation under the original lease. We continue to account for the original Manhattan facility, as a lessee, in the same manner as prior to the commencement date of the sublease. We accounted for the sublease as a lessor of the lease. We classified the sublease as an operating lease as it did not meet the criteria of a Sale-Type or Direct Financing lease.

We recognize operating lease expense and lease payments from the sublease, on a straight-line basis, in our statements of operations over the lease terms. During the year ended December 31, 2020, our net operating lease expenses are as follows:

Year ended December 31, 2020
Operating lease expense	$591,272
Sublease income	(77,164)
Variable lease expense	20,945
Total	$535,053

The table below provides supplemental information related to operating leases for the year ended:

Year ended December 31, 2020
Cash paid within operating cash flow	$584,690
Weighted average remaining lease term (years)	5.5
Weighted average discount rate	14.5%

   Maturities of operating lease liabilities as of December 31, 2020:

For the years ending December 31,	Amount
2021	$571,470
2022	588,918
2023	621,793
2024	624,172
2025	641,981
Thereafter	105,674
Future lease payments	3,154,008
Less: Imputed interest	960,468
Total operating lease liabilities	$2,193,540

BROOKLYN IMMUNOTHERAPEUTICS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 7	LEASES (Continued)

The Company recorded rent expense on a straight-line basis over the term of the lease. Rent expense charged to operations was $544,214 during the year ended December 31, 2019, which is included in general and administrative expenses in the accompanying statements of operations.

Sublease Agreement

On April 18, 2019, the Company entered into a sublease agreement with Nezu Asia Capital Management, LLC (“the Tenant”), whereby the Tenant agreed to sublease approximately 999 square feet of space currently rented by the Company in New York, NY, for an initial term of 8 years, commencing on May 15, 2019.  The term of the sublease expires on October 31, 2026 with no option to extend the sublease term.  Rent payments provided by the Tenant under the sublease agreement began on September 1, 2019. The sublease agreement stipulates an annual rent increase of 2.25%. The Tenant also is responsible for paying to the Company all tenant energy costs, annual operating costs, and annual tax costs attributable to the subleased space during the term of the sublease.

Future lease payments as of December 31, 2020 from our sublease agreement are as follows:

For the years ending December 31,	Amount
2021	$80,682
2022	82,419
2023	84,194
2024	86,010
2025	87,867
Thereafter	74,590
Total	$495,762

The Company received sublease payments $32,676 during the year ended December 31, 2019, respectively. In connection with the sublease, the Company recognized a lease liability of $103,350 at December 31, 2019.

NOTE 8	GOODWILL AND IN PROCESS RESEARCH AND DEVELOPMENT

The Company recorded Goodwill and IPR&D in the amount of $2,043,747 and $6,860,000, respectively, in connection with the acquisition of IRX. IPR&D assets are considered to be indefinite lived until the completion or abandonment of the associated research and development projects.

NOTE 9	SECURITY DEPOSITS AND OTHER ASSETS

On January 24, 2020, the Company replaced the letter of credit held for lease property 654 Madison Avenue with a security deposit of $84,915.

On February 9, 2017, a retainer in the amount of $300,401 to a service provider was paid, pursuant to a master services agreement (the “Master Services Agreement”) which expires in 2022. The retainer represented 10% of the amount of estimated direct costs expected to be incurred by the service provider, in connection with clinical development services provided under the Master Services Agreement.

BROOKLYN IMMUNOTHERAPEUTICS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 9	SECURITY DEPOSITS AND OTHER ASSETS (Continued)

On June 14, 2018, a security deposit was paid in the amount of $63,220 pursuant to a lease agreement which expires on December 28, 2025.

NOTE 10	ACCRUED EXPENSES

Accrued expenses consist of the following:

	December 31,
	2020	2019
Compensation payable	$293,535	$540,513
Accrued general and administrative expenses	207,468	94,265
Accrued research and development expenses	399,892	695,551
Accrued interest	150,125	90,512
Loss on legal settlement	-	100,000
Total accrued expenses	$1,051,020	$1,520,841

NOTE 11	INVESTOR DEPOSITS

Investor deposits of $0 and $665,563 at December 31, 2020 and 2019, respectively, represents funding of capital commitments in excess of capital calls.

NOTE 12	LOANS PAYABLE

In connection with the acquisition of IRX the Company assumed certain notes payable (“IRX Notes”) in the amount of $410,000. On January 27, 2020, the IRX Notes were amended to extend the maturity date to the earlier of (i) a change of control, as defined, or (ii) December 31, 2021.

NOTE 13	COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is involved in litigation and arbitrations from time to time in the ordinary course of business. Legal fees and other costs associated with such actions are expensed as incurred. In addition, the Company assesses, in conjunction with its legal counsel, the need to record a liability for litigation and contingencies. The Company reserves for costs relating to these matters when a loss is probable, and the amount can be reasonably estimated.

University of South Florida

As of December 31, 2019, the Company was involved in a legal matter with the University of South Florida (“USF”), whereby USF sent a demand letter to IRX and Brooklyn on December 21, 2018, contending its right to 25% of IRX proceeds from the business combination. The Company entered into a settlement agreement with USF on August 7, 2020. The amount of $150,000 was paid on August 19, 2020. Other than the royalty payments described below, no other amounts are due to USF under the license agreement.

BROOKLYN IMMUNOTHERAPEUTICS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 13	COMMITMENTS AND CONTINGENCIES (Continued)

Litigation

The pre-merger entity, NTN Buzztime, Inc. and its former directors  were named as defendants in ten substantially similar actions brought by purported stockholders of ours arising out of the Merger: Henson v. NTN Buzztime, Inc., No. 1:20-cv-08663-LGS (S.D.N.Y. filed Oct. 16, 2020); Monsour v. NTN Buzztime, Inc., No. 1:20-cv-08755-LGS (S.D.N.Y. filed Oct. 20, 2020); Amanfo v. NTN Buzztime, Inc., No. 1:20-cv-08747-LGS (S.D.N.Y. filed Oct. 20, 2020); Carlson v. NTN Buzztime, Inc., No. 1:21-cv-00047-LGS (S.D.N.Y. filed Jan. 4, 2021); Finger v. NTN Buzztime, Inc., No. 1:21-cv-00728-LGS (S.D.N.Y. filed Jan. 26, 2021); Falikman v. NTN Buzztime, Inc., No. 1:20-cv-05106-EK-SJB (E.D.N.Y. filed Oct. 23, 2020); Haas v. NTN Buzztime, Inc., No. 3:20-cv-02123-BAS-JLB (S.D. Cal. Oct. 29, 2020); Gallo v. NTN Buzztime, Inc., No. 3:21-cv-00157-WQH-AGS (S.D. Cal. filed Jan. 28, 2021); Chinta v. NTN Buzztime, Inc., No. 1:20-cv-01401-CFC (D. Del. filed Oct. 16, 2020); and Nicosia v. NTN Buzztime, Inc., No. 1:21-cv-00125-CFC (D. Del. filed Jan. 30, 2021 ) (collectively, the “Stockholder Actions”). NTN Buzztime, Inc. also was named as a defendant in two of the actions (Chinta and Nicosia). The Stockholder Actions assert claims asserting violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder. Henson and Monsour assert additional claims for breach of fiduciary duty. The complaints allege that defendants failed to disclose allegedly material information in the Form S-4 Registration Statement filed with the SEC on October 2, 2020, including (1) certain details regarding any projections or forecasts NTN Buzztime, Inc. or Brooklyn may have made, and the analyses performed by our financial advisor, Newbridge Securities Corporation; (2) conflicts concerning the sales process; and (3) disclosures regarding whether or not we entered into any confidentiality agreements with standstill and/or “don’t ask, don’t waive” provisions. The complaints allege that these purported failures to disclose rendered the Form S-4 false and misleading. The complaints request a preliminary and permanent injunction of the Merger; rescission of the Merger if executed and/or rescissory damages in unspecified amounts; direction to the individual directors to disseminate a compliant Registration Statement; an accounting by us for all alleged damages suffered; a declaration that certain federal securities laws have been violated; and costs, including attorneys’ and expert fees and expenses. Process was served in Henson, Chinta, Amanfo, Falikman, Carlson and Gallo, but not in any of the other Stockholder Actions. Although plaintiffs request injunctive relief in their complaints, they have not filed motions for such relief.

NTN Buzztime, Inc. and its former directors deny any wrongdoing or liability with respect to the allegations and claims asserted, or which could have been asserted, in the Stockholder Actions, as they believed the disclosures set forth in the Form S-4 complied fully with applicable law. Nevertheless, in order to avoid nuisance, potential expense and delay, and to provide additional information to its stockholders, NTN Buzztime, Inc. determined to voluntarily supplement the Form S-4 with further disclosures (the “Supplemental Disclosures”) on Form 8-K, which was filed with the SEC on February 26, 2021. These Supplemental Disclosures discussed, inter alia, (1) certain details regarding any projections or forecasts NTN or Brooklyn may have made, and the analyses performed by our financial advisor, Newbridge Securities Corporation; and (2) information regarding whether or not NTN entered into any confidentiality agreements with standstill and/or “don’t ask, don’t waive” provisions. As a consequence of the issuance of the Supplemental Disclosures all claims asserted in the Stockholder Actions have been rendered moot and have requested that all plaintiffs in the Stockholder Actions dismiss their claims voluntarily (or immediately inform NTN or the Company if they are not willing to do so). Since the issuance of the Supplemental Disclosures, the plaintiffs in Henson, Chinta, Monsour, Amanfo, Carlson and Nicosia have voluntarily dismissed their cases. NTN expects the plaintiffs in the other Stockholder Actions to do the same. On March 2, 2021, the court in Haas issued an order to show cause why the case should not be dismissed for failure to prosecute. Plaintiffs in the Stockholder Actions reserve the right to seek payment by us to their attorneys of a “mootness fee” in an amount yet to be determined in connection with the issuance of the Supplemental Disclosures.

BROOKLYN IMMUNOTHERAPEUTICS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 13	COMMITMENTS AND CONTINGENCIES (Continued)

Litigation (Continued)

The Company denies the allegations asserted against the Company and intends to oppose the suit in which it is named vigorously.

Licensing Agreements

University of South Florida

The Company has license agreements with USF, granting the Company the right to sell, market, and distribute IRX-2, subject to a 7% royalty payable to USF based on a percentage of gross product sales. Under the license agreement with USF, the Company is obligated to repay patent prosecution expenses incurred by USF. To date, the Company has not recorded any product sales, or obligations related to USF patent prosecution expenses. The license agreement terminates upon the expiration of the IRX-2 patents.

Novellus

In December 2020 (and as amended in April 2021), Brooklyn entered into option agreements with Novellus Therapeutics Limited and Factor Bioscience Limited (together, “Novellus”) to obtain the right to exclusively license Novellus’ IP and mRNA cell reprogramming and gene editing technology for use in the development of certain cell-based therapies to treat cancer and rare blood disorders, such as sickle cell disease and beta thalassemia.

The option is exercisable before May 21, 2021 and requires Brooklyn to pay a non-refundable option fee of $500,000 (even if the option is not exercised). Brooklyn paid an advance on the license fees owed of $1 million on April 13, 2021, for an extension of the option until May 21, 2021.

The license agreement is currently being negotiated which include the following material terms:

•
Brooklyn will pay an upfront payment of $4 million (inclusive of the $500,000 option fee) and receive an exclusive license (with right to sublicense) to Novellus’ patents, including know-how and any improvements, for developing and commercializing certain cell-based therapies. As discussed above Brooklyn already paid an advance of $1 million of the license fee on April 13, 2021. In addition the Company paid $1,500,000 on April 29, 2021.

•
Upon payment of additional milestones of $5 million (within 6 months of signing) and $7 million (within 18 months of signing), Brooklyn will have the ability to acquire additional cell lines for developing cell-based therapies in cancer and rare blood disorders.

BROOKLYN IMMUNOTHERAPEUTICS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 13	COMMITMENTS AND CONTINGENCIES (Continued)

Royalty Agreements

Collaborator Royalty Agreement

Effective June 22, 2018, IRX terminated its Research, Development and Option Facilitation Agreement and its Options Agreement (the “RDO and Options Agreements”) with a collaborative partner (the “Collaborator”), pursuant to a termination agreement (the “Termination Agreement”). In connection with the Termination Agreement, all of the rights granted to the Collaborator under the RDO and Options Agreements were terminated, and the IRX has no obligation to refund any payments received from the Collaborator. As consideration for entering into the Termination Agreement, the Collaborator will receive a royalty equal to 6% of revenues from the sale of IRX-2, for the period of time beginning with the first sale of IRX-2 through the later of (i) the twelfth anniversary of the first sale of IRX-2, or (ii) the expiration of the last IRX patent, or other exclusivity of IRX-2.

Investor Royalty Agreement

On March 22, 2021, Brooklyn restated its royalty agreement with the former Class A membership investors of the GP and LP (the “Investor Royalty Agreement”), whereby such beneficial holders will continue to receive royalties in an aggregate amount equal to 4% of the net revenues of the Company.

The Company has not recognized any revenues to date, and no royalties are due pursuant to the any of the above-mentioned royalty agreements.

Employment Agreements

On July 8, 2020, the Brooklyn entered into a retention agreement (the “Retention Agreement”) with an employee (the “Employee”).  Pursuant to the Retention Agreement, the Employee will continue full performance as an employee to Brooklyn through January 8, 2021 (the “Initial Retention Agreement”) for which, subject to certain conditions, the Employee will be a lump sum of $200,000 in the second quarter of 2021.

In addition, the Company may unilaterally elect a second retention period from January 8, 2021 to July 8, 2021 (the “Second Retention Period”). Should the Company do so, subject to certain conditions, the Employee will be eligible for another payment of $200,000 in the third quarter of 2021.

NOTE 14	STOCK-BASED COMPENSATION

During the period from November 6, 2018 through December 31, 2018, the Company granted 4,125 of restricted common units to certain employees valued at $88.75 per unit, or an aggregate of $366,094.  On September 23, 2019, the company granted 125 restricted common units valued at $88.75 per unit, or $11,094, to a single employee. The units vest 25% on the first anniversary of the date of grant, and the remainder vest monthly over the following three years.

The Company measures employee stock-based awards at grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the award.

The Company recorded stock-based compensation expense of $90,936 during the year ended December 31, 2020 and recognized $91,689 during the year ended December 31, 2019, related to the amortization of the restricted common units, which is included in general and administrative expenses on the accompanying statements of operations.

BROOKLYN IMMUNOTHERAPEUTICS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 14	STOCK-BASED COMPENSATION (Continued)

The following table sets forth stock option activity for the year ended December 31, 2020:

	Number of Options	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life (in months)
Outstanding at January 1, 2020	2,932	88.75	35
Granted	-	-	-
Vested	(1,025)	88.75	-
Forfeited	-	-	-
Outstanding at December 31, 2020	1,907	88.75	23
Vested and exercisable as at December 31, 2020	2,230	88.75

As of December 31, 2020, the unrecognized compensation cost related to 1,907 unvested stock options expected to vest was $169,246. This unrecognized compensation will be recognized over and estimated weighted average amortization period of 1 year and 11 months. There were no options granted or exercised during the year ended December 31, 2020.

The following table sets forth stock option activity for the year ended December 31, 2019:

	Number of Options	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life (in months)
Outstanding at January 1, 2019	3,953	88.75	46
Granted	125	88.75	48
Vested	(1,033)	88.75	-
Forfeited	(113)	88.75	-
Outstanding at December 31, 2019	2,932	88.75	35
Vested and exercisable as at December 31, 2019	1,205	88.75

BROOKLYN IMMUNOTHERAPEUTICS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 15	MEMBERS’ EQUITY

During the year ended December 31, 2020, the Company made capital calls in the aggregate amount of $5,024,313 in exchange for Class A Units. The Company received cash of $4,358,750 and applied investor deposits of $665,563 in satisfaction of capital calls made during 2019.

During the year ended December 31, 2019, the Company made capital calls in the aggregate amount of $8,218,762 in exchange for Class A Units. The Company received cash of $7,808,250 and applied investor deposits of $410,512 in satisfaction of capital calls made during 2019. Further, the Company received cash of $665,563 representing payments in excess of capital calls during the years ended December 31, 2019, which was recorded in other current liabilities on the accompanying balance sheet.

NOTE 16	INCOME TAX

The Company is a limited liability company treated as a partnership for federal and state income tax purposes, and the taxable income or loss is passed through to its members. The Company is subject to the Unincorporated Business Tax (“UBT”) on taxable income attributable to New York City. As of December 31, 2020, the Company has an operating loss carry forward of $18,675,525 available to offset future taxable income, which does not expire.

The Company files its Federal, New York State, and New York City returns. The Federal, New York State, and New York City returns for the 2018 through 2020 tax years remain open to examination. The Company is not currently undergoing any tax audit and has not received notice of an audit. The Company tax benefits for the year December 31, 2020 and 2019 result from increases in the gross deferred tax assets and are offset by a corresponding tax expense due to an increase in the valuation allowance associated with those same deferred tax assets, resulting in an effective tax rate of 0%.

On March 27, 2020, the CARES Act was enacted in response to COVID-19 pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increasing the limitation under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “IRC”) for 2019 and 2020 to permit additional expensing of interest and (ii) enacting a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k). The Company determined there was no impact to income taxes.

The income tax provision consists of the following:

	December 31,
	2020	2019
Federal:
Current	$-	$-
Deferred	-	-

State:
Current	-	-
Deferred	322,221	357,482
	322,221	357,482
Change in valuation allowance	(322,221)	(357,482)
Income tax benefit (provision)	$-	$-

BROOKLYN IMMUNOTHERAPEUTICS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 16	INCOME TAX (Continued)

Deferred tax assets and liabilities consist of the effects of temporary differences as shown in the table below. Deferred tax assets have been fully reserved by a valuation allowance since it is more likely than not that such tax benefits will not be realized.

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforward	$747,021	$424,800
Less: Valuation allowance	(747,021)	(424,800)
Total	$-	$-

NOTE 17	SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through April 30, 2021.

 From time to time, the Company is subject to legal proceedings in the ordinary course of business. While management presently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not materially harm its financial position, cash flows, or overall trends in results of operations, legal proceedings are subject to inherent uncertainties, and unfavorable rulings or outcomes could occur that have, individually or in the aggregate, a material adverse effect on the Company’s business, financial condition or operating results. The Company is not currently subject to any pending material legal proceedings except as described below.

Lawsuit

On or about February 5, 2021, Dhesh Govender, a former short-term consultant of Brooklyn, filed a complaint against Brooklyn and certain individuals that plaintiff alleges are directors of Brooklyn. The complaint is captioned, Dhesh Govender v. Brooklyn ImmunoTherapeutics, LLC, et al., Index No. 650847/2021 (N.Y. Sup. Ct. N.Y. Cty. 2021).  Plaintiff purports to state claims against Brooklyn and the individual defendants under the New York State Executive Law, New York State Administrative Code and other statutory and common law claims for alleged unlawful and discriminatory conduct based on race, national origin, and hostile work environment. Plaintiff also asserts various breach of contract, fraud, and quantum meruit claims based on an alleged oral agreement pursuant to which he alleges Brooklyn agreed to hire him as an executive once Brooklyn went public.  To date, plaintiff has not effected service of the complaint. Brooklyn believes that the claims asserted in the complaint have no merit and intends to vigorously defend the suit, once properly served.

Merger Approval and Effective Date

The proposed transaction was approved during a special stockholder meeting on March 15, 2021 and the merger closed on March 25, 2021. The sale of NTN’s business was effective March 26, 2021 (See Note 4).

BROOKLYN IMMUNOTHERAPEUTICS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 17	SUBSEQUENT EVENTS (Continued)

Private Placement Offerings

The Company and Lincoln Park is in the process of negotiating a (i) a purchase agreement (the “Purchase Agreement”); and (ii) a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Purchase Agreement, Lincoln Park will purchase, and the Company will sell, upon the terms and subject conditions stated therein an aggregate of 1,379,668 shares of common stock.

Under the terms and subject to the conditions of the Purchase Agreement, the Company will have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park will be obligated to purchase up to $20,000,000 in the aggregate of shares of common stock. Sales of common stock by the Company, if any, will be subject to certain limitations, and may occur from time to time, at the Company’s sole discretion.

Following the commencement date, under the Purchase Agreement, on any business day selected by the Company, the Company may direct Lincoln Park to purchase up to 60,000 shares of common stock on such business day (each, a “Regular Purchase”), provided, however, that (i) the Regular Purchase may be increased to up to 80,000 shares, provided that the closing sale price of the common stock is not below $5.50 on the purchase date; and (ii) the Regular Purchase may be increased to up to 120,000 shares, provided that the closing sale price of the common stock is not below $7.00 on the purchase date. In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $1,000,000. The purchase price per share for each such Regular Purchase will be based off of prevailing market prices of common stock immediately preceding the time of sale. In addition to Regular Purchases, the Company may direct Lincoln Park to purchase other amounts as accelerated purchases or as additional accelerated purchases if the closing sale price of the common stock exceeds certain threshold prices as set forth in the Purchase Agreement. In all instances, the Company may not sell shares of its common stock to Lincoln Park under the Purchase Agreement if it would result in Lincoln Park beneficially owning more than 19.99% of the outstanding shares of common stock.

The Company will enter into an agreement with Lincoln Park that it will not enter into any “variable rate” transactions with any third party for a period defined in the Purchase Agreement. The Company will have the right to terminate the Purchase Agreement at any time, at no cost or penalty.

Actual sales of shares of common stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the common stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations. The Company expects that any net proceeds received by the Company from such sales to Lincoln Park will be used for research and development, working capital and general corporate purposes.

 The Purchase Agreement, and the Registration Rights Agreement may contain customary representations, warranties, agreements, and conditions to completing future sale transactions, indemnification rights and obligations of the parties.

Related Party

Upon the appointment of Dr. Federoff, he was granted a nonqualified stock option covering 2,627,915 shares of Brooklyn’s common stock (the “Time-Based Option “).

The Time-Based Option will have a per share exercise price equal to the closing price of a share of Brooklyn’s common stock on the NYSE American Stock Exchange on April 16, 2021. Of the shares covered by the Time-Based Option, 656,979 will vest on April 16, 2022, 54,748 will vest on the sixteenth day of each month from May 2022 through March 2025, and the remaining 54,756 will vest on April 16, 2025, in each case for so long as the Dr. Federoff provides continuous service to Brooklyn through the relevant vesting date.

Additionally, on April 16, 2021, Dr. Federoff was granted a nonqualified stock option covering 597,253 shares of Brooklyn’s common stock (the “Milestone Option”). The Milestone Option will have a per share exercise price equal to the closing price of a share of Brooklyn ’ s common stock on the NYSE American Stock Exchange on April 16, 2021. The Milestone Option will fully vest upon the first concurrence by the US Food and Drug Administration that a proposed investigation may proceed following review of a BTX filed investigational new drug application in connection with that certain license among Brooklyn, Factor Biosciences Therapeutics Limited and Novellus Therapeutics Limited. This milestone is subject to Dr. Federoff’s continuous service with Brooklyn through such vesting date.

The unvested portion of the Time-Based Option and the Milestone Option will terminate upon the termination of Dr. Federoff’s employment with Brooklyn for any reason, subject to certain vesting acceleration provisions upon a qualifying termination, as described in his employment agreement with Brooklyn. Unless earlier terminated in accordance with their terms, each of the Time-Based Option and the Milestone Option will otherwise expire on the 10th anniversary of their respective grant date and be subject to the terms and conditions of the respective option agreement approved by Brooklyn. Each of the Time-Based Option and the Milestone Option is intended to constitute an “employment inducement grant” in accordance with the employment inducement grant rules set forth in Section 711(a) of the NYSE American LLC Company Guide, and is offered as an inducement material to Dr. Federoff in connection with Brooklyn’s hiring of Dr. Federoff and will be granted outside of Brooklyn’s shareholder-approved equity compensation plans.